UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event):  August 2, 2012

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Boulevard Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On August 2, 2012, the Board of Directors (the “Board”) of Fluor Corporation (the “Corporation”) voted to increase the size of the Board from eleven to twelve members, effective August 3, 2012.  The Board also voted to elect Mr. Armando J. Olivera to the Board, effective August 3, 2012, to fill the new position authorized by the Board.

Mr. Olivera was elected as a Class II director and has been appointed as a member of the Audit Committee of the Board, effective August 3, 2012.  The Board has affirmatively determined that Mr. Olivera is independent of the Corporation and its management under New York Stock Exchange listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.

Mr. Olivera will receive the standard compensation amounts payable to non-employee directors of the Corporation, as described in Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q filed on August 2, 2012, although the annual cash retainer for this year shall be pro rated so that Mr. Olivera receives quarterly payments for only those quarters in which he attends any Board meeting.

In connection with Mr. Olivera’s election, the Corporation and Mr. Olivera entered into the form of indemnification agreement filed with the Corporation’s Annual Report on Form 10-K filed on February 25, 2009.

A copy of the Corporation’s August 3, 2012 press release announcing the election of the new director is attached hereto as Exhibit 99.1.

Item 8.01.             Other Events.

On August 2, 2012, the Corporation announced that the Board has declared a quarterly cash dividend of $0.16 per share.  The release incorrectly states the record date for the dividend.  The correct record date is September 4, 2012 and not September 3, 2012 as previously reported.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release Issued by Fluor Corporation on August 3, 2012, announcing the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 6, 2012	FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Chief Legal Officer and Secretary

FLUOR CORPORATION

INDEX OF EXHIBITS

Exhibit Number	Description
99.1	Press Release Issued by Fluor Corporation on August 3, 2012, announcing the election of a new director.